ABERCROMBIE & FITCH REPORTS FIRST QUARTER RESULTS

New Albany, Ohio, May 28, 2015: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited first quarter financial results that reflected a GAAP net loss of $63.2 million and net loss per diluted share of $0.91 for the thirteen weeks ended May 2, 2015, compared to a GAAP net loss of $23.7 million and net loss per diluted share of $0.32 for the thirteen weeks ended May 3, 2014.

Excluding certain charges, the Company reported an adjusted non-GAAP net loss of $37.2 million and net loss per diluted share of $0.53 for the first quarter, compared to an adjusted non-GAAP net loss of $13.0 million and net loss per diluted share of $0.17 for the first quarter last year. The year over year reduction in adjusted non-GAAP net loss per diluted share included the adverse impact of foreign currency exchange rates of approximately $0.13.

A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in a schedule accompanying the consolidated financial statements with this release. As used in the release, "GAAP" refers to accounting principles generally accepted in the United States of America.

Arthur Martinez, Executive Chairman, said:

"During the quarter, the Company continued to take major strides to revitalize its brands, enhance performance, and position itself for a return to profitable growth.

This includes significant changes across our business, including augmenting our leadership team, enhancing organizational structure and efficiency, addressing core merchandise and design processes, and optimizing our store fleet by adding stores in high potential markets while closing under-performing stores. We are also moving forward on other core elements of our strategy, including investing in omnichannel capabilities. Importantly, we have focused the entire organization on putting the customer at the center of everything we do, particularly with regard to store experience and our merchandise assortment.

We knew the first quarter was going to be difficult due to a number of factors, both internal and external and, most significantly, because many of the actions we are taking to improve our business are in the early stages of implementation and have not yet been fully realized.

However, we did see sequential improvements in a number of areas during the quarter, most notably within Hollister, and our comparable sales trend has continued to improve in May. While our turnaround won’t be accomplished overnight, we believe the changes we are making will reinvigorate our iconic brands and lead to meaningful and lasting improvement."

First Quarter Sales Results

($ in millions)	Net Sales	% Change	Comparable Sales(1)
Abercrombie(2)	$340	(12)%	(9)%
Hollister	$369	(12)%	(6)%
Total Company(3)	$709	(14)%	(8)%
(1) Comparable sales are calculated on a constant currency basis and exclude Gilly Hicks.
(2) Abercrombie includes the Company's Abercrombie & Fitch and abercrombie kids brands.
(3) Total Company percentage change includes Gilly Hicks, which had $14.5 million in sales last year.

Net sales for the first quarter decreased 14% to $709.4 million, driven by a comparable sales decline of 8% and an adverse effect from changes in foreign currency exchange rates of 6%.

Net sales for the first quarter decreased 11% to $448.9 million in the U.S. and 18% to $260.5 million internationally. Comparable sales for the first quarter decreased 7% in the U.S. and 9% internationally.

On a sequential basis, Abercrombie comparable sales declined slightly in both the U.S. and internationally, while Hollister comparable sales improved in both the U.S. and internationally, due to positive comparable sales in Asia and broad-based sequential improvement in Europe, including in the U.K.

Net sales from direct-to-consumer and omnichannel grew to approximately 23% of the total company net sales in the first quarter, compared to approximately 21% of total company net sales last year.

Additional First Quarter Results Commentary

The gross profit rate for the first quarter was 58.0%, 420 basis points lower than last year. Excluding certain charges, the gross profit rate for the first quarter was 61.8%, 70 basis points higher than last year on a constant currency basis, primarily due to lower average unit cost. Gross profit included $26.9 million of charges in the first quarter related to a write-down of the carrying value of inventory to net realizable value, primarily in the U.S., as the Company elected to accelerate the disposition of certain aged merchandise that does not reflect the Company's prospective brand positioning. The Company expects to incur additional disposition-related charges of approximately $2 million in the second quarter in connection with this election.

Stores and distribution expense for the first quarter was $391.6 million, down from $417.6 million last year. Excluding certain charges, stores and distribution expense decreased $29.9 million, as a result of benefits from changes in foreign currency exchange rates, as well as additional expense reduction efforts identified during the quarter and the realization of expense savings on lower sales. Stores and distribution expense included $4.7 million of charges in the first quarter, primarily related to lease termination and store closure costs, as well as accelerated depreciation related to a decision to discontinue the use of certain store fixtures in connection with changes to the Abercrombie & Fitch and Hollister in-store experiences, compared to $0.8 million of charges last year related to the Company's profit improvement initiative. The Company expects to incur additional accelerated depreciation and disposal charges of approximately $2 million in the second quarter associated with the decision to discontinue the use of certain store fixtures.

In addition to accelerated depreciation charges, the Company incurred asset impairment charges of $6.1 million in the first quarter, of which $4.5 million related to the decision to discontinue the use of certain store fixtures and $1.6 million related to a further fair value adjustment on the company owned aircraft currently held for sale.

Marketing, general and administrative expense for the first quarter was $107.5 million, down from $123.6 million last year. Excluding certain charges, marketing, general and administrative expense for the first quarter decreased $8.6 million, primarily due to expense savings associated with the Company's expense reduction efforts during the quarter. Marketing, general and administrative expense included $1.8 million of charges in the first quarter, related to the Company's continuous profit improvement program, compared to $9.2 million of charges last year, related to the Company's profit improvement initiative and certain corporate governance matters.

The Company recognized a restructuring benefit of $1.6 million in the first quarter, compared to a restructuring charge of $5.6 million last year, associated with the closure of the Gilly Hicks stand-alone stores.

Net other operating income was $2.0 million for the first quarter, compared to $3.6 million last year, which included insurance recoveries of $3.1 million.

The effective tax rate for the first quarter was 33.3% compared to 29.3% last year. On an adjusted non-GAAP basis, the effective tax rate for the first quarter was 34.8%.

The Company ended the quarter with $383.2 million in cash and cash equivalents, and gross borrowings under the Company's term loan agreement of $298.5 million, compared to $357.1 million in cash and cash equivalents and $131.3 million in borrowings last year.

The Company ended the quarter with $441.0 million in inventory at cost, a decrease of 9% versus last year, which included the impact of the inventory write-down.

During the first quarter, the Company opened two international Hollister chain stores, one international Abercrombie & Fitch chain store and three U.S. Abercrombie & Fitch outlet stores. A summary of store openings and closings for the first quarter is included with the financial statement schedules following this release.

Other Developments

As previously announced, on May 21, 2015, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on June 10, 2015 to stockholders of record at the close of business on June 2, 2015.

Operating Segments

During the first quarter, the Company changed its operating segments to align with its recent transition to a branded organizational structure. This transition was substantially completed in the first quarter, and in conjunction with the change, the Company determined its operating segments to be Abercrombie (including Abercrombie & Fitch and abercrombie kids) and Hollister, which have been aggregated into one reportable segment.

Fiscal 2015 Outlook

The Company said it currently expects:

•	Continued headwinds from foreign currency exchange rates.

•	Continued sequential comparable sales improvement into the second quarter and the second half of the fiscal year.

•	Gross margin rate to be flat to slightly up, driven by average unit cost reductions, partially offset by adverse effects from current foreign currency exchange rates.

•
Operating expense now to be down year-over-year by approximately $40 million, excluding the effects related to changes in comparable sales, primarily as a result of additional expense savings identified.

•
That over time, the sustainable tax rate to return to the mid-to-upper 30's, upon the recovery of the Company's profitability within the jurisdictions in which it operates. The tax rate is expected to be elevated in Fiscal 2015 and remains highly sensitive to the earnings mix by jurisdiction, particularly at lower levels of profitability.

•	A weighted average diluted share count of approximately 70 million shares, excluding the effect of potential share buybacks.

•	Capital expenditures of approximately $150 million, which are prioritized toward new stores and store updates, as well as direct-to-consumer and IT investments to support growth initiatives.

The Company plans to open 17 full-price stores in fiscal 2015 in the key growth markets of China, Japan and the Middle East and five full price stores in North America. The Company expects to open nine new outlet stores in the U.S. In addition, the Company anticipates closing approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

Excluded from the Company's full year outlook are charges incurred during the quarter, as detailed in the accompanying schedule of non-GAAP financial measures, as well as other potential future charges related to impairment and store closing charges and other potential charges related to our restructuring efforts.

An investor presentation of first quarter results will be available in the "Investors" section of the Company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Daylight Savings Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands. At the end of the first quarter, the Company operated 789 stores in the United States and 173 stores across Canada, Europe, Asia, Australia and the Middle East. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Daylight Savings Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888) 554-1424 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-2480. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 3009135 or through www.abercrombie.com.

Investor Contact:

Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com

Media Contact:

Michael Scheiner
Abercrombie & Fitch
(614) 283-6192
Public_Relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for fiscal 2015 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; the inability to manage our inventory commensurate with customer demand and changing fashion trends could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; we are currently involved in a selection process for a new Chief Executive Officer and if this selection process is delayed our business could be negatively impacted; failure to realize the anticipated benefits of our recent transition to a brand-based organizational model could have a negative impact on our business; a significant component of our growth strategy is international expansion, which requires significant capital investment, the success of which is dependent on a number of factors that could delay or prevent the profitability of our international operations; direct-to-consumer sales channels are a focus of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, a disruption of which could result in lost sales and could increase our costs; our reliance on two distribution centers domestically and third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business; in a number of our European stores, associates are represented by workers’ councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.
Consolidated Statements of Operations
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 2, 2015	% of Net Sales	May 3, 2014	% of Net Sales
	(Unaudited)		(Unaudited)
Net Sales	$709,422	100.0%	$822,428	100.0%
Cost of Goods Sold	297,873	42.0%	310,769	37.8%
Gross Profit	411,549	58.0%	511,659	62.2%
Stores and Distribution Expense	391,638	55.2%	417,571	50.8%
Marketing, General and Administrative Expense	107,533	15.2%	123,581	15.0%
Restructuring (Benefits) Charges	(1,598)	(0.2)%	5,633	0.7%
Asset Impairment	6,133	0.9%	—	—%
Other Operating Income, Net	(1,960)	(0.3)%	(3,620)	(0.4)%
Operating Loss	(90,197)	(12.7)%	(31,506)	(3.8)%
Interest Expense, Net	4,639	0.7%	1,997	0.2%
Loss Before Taxes	(94,836)	(13.4)%	(33,503)	(4.1)%
Tax Benefit	(31,590)	(4.5)%	(9,832)	(1.2)%
Net Loss	$(63,246)	(8.9)%	$(23,671)	(2.9)%

Net Loss Per Share:
Basic	$(0.91)		$(0.32)
Diluted	$(0.91)		$(0.32)

Weighted-Average Shares Outstanding:
Basic	69,510		74,483
Diluted	69,510		74,483

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS	(Unaudited)		(Unaudited)
Current Assets
Cash and Equivalents	$383,220	$520,708	$357,122
Receivables	59,169	52,910	69,983
Inventories	441,005	460,794	486,026
Deferred Income Taxes	44,785	13,986	36,770
Other Current Assets	118,563	116,574	103,125
Total Current Assets	1,046,742	1,164,972	1,053,026
Property and Equipment, Net	949,587	967,001	1,121,777
Other Assets	368,263	373,194	391,590
TOTAL ASSETS	$2,364,592	$2,505,167	$2,566,393

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Outstanding Checks	$122,757	$141,685	$122,075
Accrued Expenses	279,985	282,736	282,878
Short-Term Portion of Deferred Lease Credits	26,102	26,629	32,787
Income Taxes Payable	6,642	32,804	17,362
Short-Term Portion of Borrowings, Net	2,017	2,102	15,000
Total Current Liabilities	437,503	485,956	470,102
Long-Term Liabilities
Long-Term Portion of Deferred Lease Credits	$102,375	$106,393	$137,570
Long-Term Portion of Borrowings, Net	290,338	291,310	116,250
Leasehold Financing Obligations	49,765	50,521	61,691
Other Liabilities	177,311	181,286	228,180
Total Long-Term Liabilities	619,789	629,510	543,691
Total Shareholders' Equity	1,307,300	1,389,701	1,552,600

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,364,592	$2,505,167	$2,566,393

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 2, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Adjusted Non-GAAP (2)
Gross Profit	$411,549	$26,861	$438,410
Stores and Distribution Expense	391,638	4,688	386,950
Marketing, General and Administrative Expense	107,533	1,770	105,763
Restructuring Benefits	(1,598)	(1,598)	—
Asset Impairment	6,133	6,133	—

Loss Before Taxes	(94,836)	37,854	(56,982)

Tax Benefit	(31,590)	11,782	(19,808)

Net Loss	$(63,246)	$26,072	$(37,174)

Net Loss Per Diluted Share:	$(0.91)		$(0.53)

(1) Excluded Charges consist of pre-tax charges of $26.9 million related to an inventory write-down, $1.4 million of accelerated depreciation and $4.5 million of asset impairment related to the discontinued use of certain store fixtures, $2.6 million related to lease termination and store closures, $2.5 million related to the Company's continuous profit improvement program, of which $0.7 million was recognized in stores and distribution expense and $1.8 million was recognized in marketing, general and administrative expense, $1.6 million for a further fair value adjustment related to a company owned aircraft held for sale, and a $1.6 million benefit related to the restructuring of the Gilly Hicks brand.

(2) Non-GAAP financial measures should not be used as alternatives to GAAP net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 3, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Adjusted Non-GAAP (2)
Gross Profit	$511,659	$—	$511,659
Stores and Distribution Expense	417,571	764	416,807
Marketing, General and Administrative Expense	123,581	9,201	114,380
Restructuring Charges	5,633	5,633	—

Loss Before Taxes	(33,503)	15,598	(17,905)

Tax Benefit	(9,832)	4,906	(4,926)

Net Loss	$(23,671)	$10,692	$(12,979)

Net Loss Per Diluted Share:	$(0.32)		$(0.17)

(1) Excluded Charges consist of pre-tax charges of $5.6 million related to the restructuring of the Gilly Hicks brand, $3.1 million related to the Company's profit improvement initiative, of which $0.8 million was recognized in stores and distribution expense and $2.3 million was recognized in marketing general and administrative expense, and $6.9 million for legal, advisory and other charges related to certain corporate governance matters.

(2) Non-GAAP financial measures should not be used as alternatives to GAAP net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirteen Week Period Ended May 2, 2015

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Total

January 31, 2015	250	116	433	799

New	3	—	—	3

Closed	(5)	(7)	(1)	(13)

May 2, 2015	248	109	432	789

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen Week Period Ended May 2, 2015

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Total
January 31, 2015	29	6	135	170

New	1	—	2	3

Closed	—	—	—	—

May 2, 2015	30	6	137	173